                                    Filed under Rule 424(b)(3) of Regulation C
                                                   SEC File Number:  333-88969


PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 22, 1999)


                            13,434,102 TOTAL SHARES

                                EMUSIC.COM INC.

                                  COMMON STOCK


     The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                              SELLING STOCKHOLDERS

     The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows. On November 18, 1999, Chambers Wong transferred 20,300 shares of EMusic.com Common Stock to Fubill & Co. The Company has consented to the use of the Prospectus, as supplemented by this Prospectus Supplement, by the foregoing transferee in connection with the offer and sale of the shares of EMusic.com Common Stock owned by it. The table below lists the transferee, the number of shares of EMusic.com Common Stock which transferee owned as of January 1, 2000, the number of Shares subject to sale pursuant to this Registration Statement, and the number of the shares of EMusic.com Common Stock which the transferee would own assuming that such number of Shares were offered and assuming the sale of all such Shares.

                                      Shares Beneficially   Shares Offered   Shares Beneficially
                                       Owned Prior to the      by this           Owned After           Percentage Owned
       Selling Stockholder(1)               Offering          Prospectus       the Offering(2)        After the Offering
-----------------------------------   -------------------   --------------   -------------------      ------------------
Fubill & Co.                               20,300 (3)           20,300                0                       --
c/o Daiwa Securities Trust Company
Attn:  Edwin Bauer
One Evertrust Plaza
Jersey City, New Jersey  07302

       _________________________
       (1) The person named in the table has sole voting and investment power with respect to all shares of EMusic.com Common Stock shown as beneficially owned by such person, subject to community property laws, where applicable.

       (2)  Assumes the sale of all shares offered hereby.

       (3) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder.